Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2017, relating to the consolidated financial statements as of and for the years ended December 31, 2016 and 2015 of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”), appearing in the Group’s Annual Report on Form 20-F for the year ended December 31, 2017.

/s/ Deloitte, S.L.

Madrid, Spain

October 30, 2018